Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-1/A of Sajan, Inc. and Subsidiaries of our report, dated March 21, 2014, relating to the consolidated balance sheets of Sajan, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts”.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

June 23, 2014